Matt McNulty

                       Patriot Transportation Holding, Inc.

                                 November 29, 2018

                                    9:00 AM CT


Operator:	This is a recording for the Matt McNulty teleconference, for

Patriot Transportation Holding, Inc. for Thursday, November 29, 2018 at

9:00 AM Central, 10:00 AM Eastern Time. Excuse me, everyone, we now have all speakers in conference. Please be aware that each of your lines is in a listen only mode. At the conclusion of today's presentation, we will open the floor for questions. At that time, instructions will be given as to the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Rob Sandlin. Mr. Sandlin, please begin.


Rob Sandlin:	Thank you. Good morning, and thank you all for being on the

call today and for your interest in Patriot Transportation. I am Rob Sandlin,

CEO of Patriot Transportation. And with me today are John Milton, our

Executive Vice President and General Counsel, Matt McNulty, our Chief

Financial Officer and John Klopfenstein, our Chief Accounting Officer.

Before we get into our results, let me caution you that any statement made during this call that relates to the future, are by their nature, subject to risks and uncertainties that cause actual results and events to differ materially from those indicated by such forward looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings and with the Securities and Exchange

Commission. First, for our fourth quarter results. Total revenue for the quarter increased $871,000 to $28,781,000, while our  transportation revenue decreased by $367,000 on 215,000 more miles. As a reminder, the second quarter of last year was impacted by the loss of two large customers. Compared to the business we added during this year's second and third quarter, the lost business in 2017 had a shorter average haul length and higher revenue per mile. As a result, our average haul length has increased by 6.8 percent, at an average revenue per mile, 10 cents lower than last year's quarter. Hurricane

Florence negatively impacted our revenues during this quarter by an estimated

$126,000, mainly in our Wilmington, North Carolina terminal. Compensation and benefits decreased $334,000 or 6 cents per mile due to the longer haul length which has a lower driver pay per mile, lower training pay and a reduction of our personnel costs. Management continues to focus on rightsizing our fleet,

which decreased depreciation expense by $265,000 during the quarter and increased our gain on sales by $192,000. Insurance and losses increased dramatically quarter over quarter, up $670,000, mainly due to higher health claims. As a result, operating profit was $241,000, compared to $265,000 in last year's quarter. Our operating ratio was 99.2 versus 99.1. Onto the year-to-date results. Company revenue for the year increased $1,900,000 to

$114,065,000, while our miles declined by 76,000 compared to last year.

Our transportation revenues, which exclude fuel surcharges, were down

$2,203,000 or 2.1 percent, mainly due to the previously mentioned business losses in the second and third quarter of fiscal 2017. Compensation and benefits decreased $99,000 as a result of strategic reduction of personnel expense and lower driver pay, offset by an increase in owner-operator expense,

as we added owner-operators during this fiscal year. Net fuel expense improved due to the higher fuel surcharge over this period, and we reduced depreciation expense $783,000, as we continued to rightsize the fleet. For the year,

insurance and losses were up $1,001,000, driven heavily by two environmental incidents early in the year and higher health claims of $575,000. SG&A increased due to severance expense related to our rightsizing, management's continued work to reorganize our IT Department and higher costs associated with hiring drivers, that was more than offset by the reduction in corporate expenses. As a result, operating profit was $2,046,000, compared to

$2,372,000 last year, and our operating ratio was 98.2 compared 97.9 last year. Now for the summary and outlook. During the second quarter of this year, we entered into a new three-year agreement with one of our largest accounts that significantly increased our business levels for this customer.

Business began in February of 2018 and was added incrementally over several months. Management continues to monitor market conditions including the capacity shortage caused by a lack of drivers, and will evaluate each opportunity and its potential impact to our bottom line results prior to making any pricing decisions. Management continues to make adjustments to the strategy and operating plan to reduce expenses and rightsize our fleet, as illustrated by the reduced depreciation expense and improved revenue per tractor. Health insurance costs were atypically high in Fiscal 2018.

Management has spent a lot of time reviewing and evaluating every aspect of our health benefits package and will be implementing several changes in

Fiscal 2018 in an effort to control and reduce these health-related expenses.

Another focus is on improving our safety results, which carried some significant costs in 2018. While we believe that increased driver turnover has contributed to increased incident frequency, we anticipate improvement based on feedback from our enhanced driver trainer program introduced during

2018. The shortage of professional truck drivers in the United States has been well documented. Management spends a good deal of time dealing with these issues surrounding driver shortage, including advertising, recruiting,

compensation, dispatcher training and productivity, among others. In the latter part of Fiscal 2018, we implemented a significant change to our hiring process. We added driver advocate positions and introduced a productivity-based driver pay, all in an effort to attract and retain drivers. We are encouraged by the increased number of drivers hired and in training since these implementations and will continue to monitor our progress for any needed adjustments to our plan. Recently, we have seen a willingness by our customers to help pay for these added costs. However, rates must continue to increase to keep up with these rising costs and to improve the return on investment in this capital-intensive industry. We continue to work through a number of IT projects and are making progress. We have nearly completed implementation of our new automated billing software and plan to complete the conversion of our servers and systems to a third party cloud services provider, which includes an upgrade to the next generation of dispatch software. We believe all of these projects are critical to our future success, as they provide significant benefits to our drivers, our employees and to our customers. I want to thank our employees for their dedication to our process and their understanding of the changes that we are making in support of our strategic plan for the future.

Our people continue to focus every day on safely delivering our customers'

products on time and accurately. I've been impressed with their tireless dedication, which was highlighted during Hurricanes Florence and Michael.

These storms certainly had a negative impact on our financial results, but more importantly, on our employees in several of our locations. I can tell you that our people are accounted for. Many had significant damage to their homes and their lives disrupted, but they came back to work quickly and are doing everything they can to help the community and our customers recover these catastrophic storms. I cannot thank them enough for their loyalty and dedication. The financial results of 2018 did not meet our expectations.

Management continues to make the necessary adjustments to our plan to improve the bottom line results. With the addition of business in Fiscal 2018, along with rightsizing of our fleet and fixed costs, we believe we are making progress. Our primary goal for our shareholders is to grow profitably while maintaining a strong balance sheet. While we certainly maintained and improved our already strong balance sheet, we did not achieve our goal of growing profitably this year. In order to achieve our goal next year, we are focused on strategically growing revenues while controlling and reducing several of our key expenses. Our strategy going forward for revenue growth is to concentrate our efforts in the markets where we have been successful finding and retaining quality drivers. With regard to reducing fixed costs, we are focused on increasing the utilization of our equipment and measuring our success based on revenues and drivers per tractor. We are consistently analyzing all costs associated with insurance and SG&A and making appropriate changes when and where we can. With these focuses in mind, we're optimistic we will achieve targeted levels of revenue and bottom line results in Fiscal 2019. Thank you again for your interest in our company,

and we will be happy to entertain any questions at this time.


Operator:	Thank you. At this time, we will open the floor for questions.

If you would like to ask a question, please press the star key, followed by the one key, on  your touchtone phones now. If at any time you would like to remove yourself from the questioning queue, you can press star two. Again for questions, that is star one on your telephone. We will pause for just a moment. Our first question will come from Tim Chatard with Quantum Capital.


Tim Chatard:	I'm just wondering if you had an update on the Campo real

estate efforts.


Matt McNulty:	Hey Tim. This is Matt McNulty. Yes I do. We're basically

completing the design plans and hope to be submitting those in December. We should hopefully then have a turnaround from the City of Tampa within 90 days.

It's kind of the normal timeframe. So we're still kind of 90-120 days to have approved plans, and then we'll remarket the property.


Tim Chatard:	Thanks.


Matt McNulty:	You're welcome.


Operator:	Thank you. As a reminder, that is star one on your phone for questions. Speakers, it appears that there are no more questions at this time.


Rob Sandlin:	Okay, thank you. And again, thank you for your interest in

Patriot Transportation and have a good day.

Operator:	This now concludes today's teleconference. Please disconnect your lines and have a great day.

                                     # # # #